Exhibit 10.3 WEX Inc. Non-Employee Director Compensation Plan Effective May 14, 2026 Originally Adopted December 13, 2014 The following description of WEX’s Non-Employee Director Compensation Plan is a summary only and is qualified in its entirety by reference to agreements and plan documents governing WEX’s Non-Employee Director Compensation program, which can be found as exhibits to our periodic filings with the SEC. Annual Cash Retainers The Company shall pay each non-employee board member the following annual cash retainer(s) based upon his or her service. All payments hereunder shall be made in equal quarterly amounts. Board Chair Cash Retainer $ 185,000 Annual Director Cash Retainer (other than Board Chair) $ 85,000 Audit Committee Chair Cash Retainer $ 30,000 Leadership Development and Compensation Committee Chair Cash Retainer $ 25,000 Technology and Cybersecurity Committee Chair Cash Retainer $ 20,000 Finance Committee Chair Cash Retainer $ 20,000 Nominating and Governance Committee Chair Cash Retainer $ 20,000 Equity Retainers All directors at the conclusion of the annual stockholders’ meeting (“ASM”) shall be granted a number of restricted stock units (“RSUs”) worth the equivalent of $215,000 at the then current stock price. Such RSUs will vest on the earlier to occur of (i) the first anniversary of the grant date and (ii) the Company’s first ASM following the grant date. New Director Equity Grants In addition to the annual equity retainers, all new directors shall be granted a number of RSUs worth the equivalent of $100,000 at the then current stock price. Such RSUs are granted either (i) at the next ASM after a new director's appointment by the Board or (ii) upon initial election to the Board by our stockholders, whichever comes first, and will vest on the earlier to occur of (i) the first anniversary of the grant date and (ii) the Company’s first ASM following the grant date. Fee Deferral Directors may defer all or part of their cash retainers and equity retainers into deferred stock units which will be payable in Company shares to the director 200 days following cessation of board service. Expense Reimbursement Directors are reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings. Proration of Annual Cash Retainers for New or Departing Directors Annual cash retainers will be paid on a prorated basis to each new or departing director, who has served in the relevant capacity at any point during the immediately preceding fiscal quarter.